Exhibit 10.1

THE NAVIGATORS GROUP, INC.

2002 STOCK INCENTIVE PLAN

STOCK GRANT AWARD CERTIFICATE AND RESTRICTED STOCK AGREEMENT

This Certificate, when executed by a duly authorized officer of The Navigators Group, Inc. (the “Company”), evidences the grant to the Participant named herein of a stock grant Award for shares of the Common Stock of the Company in accordance with the 2002 Stock Incentive Plan (the “Plan”).

1.	Participant: Stanley A. Galanski

2.	Number of shares of Common Stock subject to the Award: 13,793

3.	Effective date of the Award: December 9, 2004

4.	Award Vesting Period:

With respect to the shares subject to the Award, 50% of such shares vest on December 9, 2004 and the remaining 50% vest on January 1, 2006.

5.	Employee shall make such arrangements with the Company with respect to income tax withholding as the Company shall determine in its sole discretion is appropriate to ensure payment of federal, state or local income taxes.

6.	Each participant receiving Common Stock resulting from an Award agrees that such Award and related

Common Stock shall be subject to, and governed by, all of the terms of the Plan, and represents and warrants to the Company that such Common Stock is for investment for his or her own account and will not sell or otherwise dispose of said Common Stock except in compliance with the Securities Act of 1933, as amended. By acceptance of this Certificate, the Participant agrees to abide by all terms and conditions of the Plan. Terms defined in the Plan are used in this Certificate as so defined.

This Certificate is not a security and does not represent the stock grant Award described herein but, rather, describes the Common Stock granted to the Participant as reflected on the books and records of the Company.  Neither this Certificate nor the stock grant Award represented hereby are assignable or transferable by the Participant except as otherwise permitted under the Plan.

The Navigators Group, Inc.

By:	/s/ Terence N. Deeks
Terence N. Deeks
Chairman